EXPENSE LIMITATION AGREEMENT


      AGREEMENT made as of this 11th day of February 2004, between AFBA 5Star Fund, Inc., a Maryland Corporation (the "Company"), on behalf of each series of the Company (each a "Fund", together the "Funds") and AFBA 5Star Investment Management Company, a Virginia corporation (the "Advisor").

      WHEREAS, the Advisor has entered into a Management Agreement with the Company, dated April 1, 2001 pursuant to which the Advisor provides, or arranges for the provision of, investment advisory and management services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund; and

      WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the total expenses of each Fund of the Company as listed on Schedule A of this Agreement between the Company and the Advisor, as may be amended from time to time NOW, THEREFORE, the parties hereto agree as follows:

1. Fee Waiver and Expense Payments by the Advisor. The Advisor agrees to waive or reduce all or a portion of its management fee and, if necessary, and to bear certain other expenses (to the extent permitted by the internal Revenue Code of 1986, as amended) associated with operating the Funds to the extent necessary to limit the annualized expenses of each Fund (exclusive of 12b-1 fees) to the rates reflected in Schedule A to this Agreement.

2. Duty of Fund to Reimburse. Subject to approval by the Company's Board of Directors, each Fund agrees to reimburse the Advisor on a monthly basis such waived fees and expenses borne pursuant to paragraph 1 together ("Deferred Amounts'), in later periods provided, however, that a Fund is not obligated to reimburse any such Deferred Amount more than three years after the end of the fiscal year in which the Deferred Amount was waived or borne and will only pay such Deferred Amounts to the extent that the Fund's annual operating expenses plus the Deferred Amount being reimbursed do not exceed the expense cap amount for that Fund listed in Schedule A. The Company's Board of Directors shall review quarterly any reimbursement paid to the Advisor with respect to any Fund in such quarter.

3. Assignment. No assignment of this Agreement shall be made by the Advisor without the prior consent of the Company.

4. Duration and Termination. This Agreement shall be effective as to each Fund for the period provided in Schedule A for that Fund and shall continue in effect for a one year period thereafter provided each such continuance is specifically approved by a majority of the Directors of the Company who (i) are not "interested persons" of the Company or any other party to this Agreement, as defined in the Investment Company Act of 1940, as amended, (the "Disinterested Directors") and (ii) have no direct or indirect financial interest in the operation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


AFBA 5STAR FUND, INC.                               AFBA 5STAR INVESTMENT
                                                    MANAGEMENT COMPANY

By: /s/ C. C. Blanton                               By: /s/ John A. Johnson
    -------------------------                          ------------------------
Name  C. C. Blanton                                 Name:  John A. Johnson
Title:  Chairman                                    Title:  President



                                                           SCHEDULE A

            FUND                                      EXPENSE CAP TIME PERIOD              EXPENSE CAP AMOUNT*
            ----                                      -----------------------              -------------------
AFBA SStar Balanced Fund                          August 1, 2004 - July 31, 2005                  1.08%
AFBA 5Star Large Cap Fund                         August 1, 2004 - July 31, 2005                  1.28%
AFBA 5Star High Yield Fund                        August 1, 2004 - July 31, 2005                  1.08%
AFBA 5Star Mid Cap Fund                           August 1, 2004 - July 31, 2005                  1.28%
AFBA SStar Science & Technology Fund              August 1, 2004 - July 31, 2005                  1.28%
AFBA SStar Small Cap Fund                         August 1, 2004 - July 31, 2005                  1.28%
AFBA 5Star USA Global Fund                        August 1, 2004 - July 31, 2005                  1.28%

* This amount is exclusive of the 12b-1 distribution fees that apply to Classes A, B, C and R of the Funds.